Exhibit 12



                       RATIO OF EARNINGS TO FIXED CHARGES

                         Thirty-Nine Weeks Ended                     Fiscal Year Ended
                        --------------------------     -----------------------------------------------
                        FEBRUARY 25,  February 27,     May 28,   May 30,   May 31,   May 25,   May 26,
                           2001          2000           2000      1999      1998      1997      1996
                        --------------------------     -----------------------------------------------
Ratio of Earnings
  to Fixed Charges         5.32          7.24           6.25      6.67      5.63      6.54      6.94


For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.




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